Item 9.01 Financial Statements and Results

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Earnings

Oswego, New York, April 23, 2014 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank (“Bank”), (NASDAQ: PBHC) announced its results for the three month period ended March 31, 2014.

Highlights for the three month period ended March 31, 2014

•
Net income for the first quarter of 2014 was $489,000 as compared to $505,000 for the comparable prior year period.  The decrease in net income was principally due to the $287,000 increase in personnel expenses driven by salaries and deferred compensation expenses.  Also included here are personnel expenses related to the Company’s acquisition of the Fitzgibbons Agency, LLC (the “Agency”) in the fourth quarter of 2013.  Partially offsetting this increase was a $150,000 year over year first quarter improvement in noninterest income due largely to insurance commissions from the Agency.

•
Basic and diluted earnings per share were $0.19 for the first quarter of 2014 as compared to basic and diluted earnings per share of $0.20 for the first quarter of 2013.  The decrease in basic and diluted earnings per share between these two periods was principally due to the decrease in net income.

•
Return on average assets was 0.38% for the three month period ended March 31, 2014 compared to 0.41% for the corresponding period in 2013.  The decrease was due to the decrease in net income and the increase in average assets, due principally to increased levels of commercial real estate loans, between the year over year first quarter periods.

•
Return on average equity was 4.52% for the three month period ended March 31, 2014, compared to 4.92% for the same period in 2013.  This decrease was due to a combination of lower net income and higher average equity between these two periods.

•
Total loans were $348.1 million at March 31, 2014, compared to total loans of $341.6 million at December 31, 2013, representing an increase of 1.9%.  Growth between these two time periods stemmed largely from a 4.3% increase in the commercial loan portfolio.  Residential loan outstandings between these two time periods was essentially unchanged.

“We continue to be pleased by the rate of organic growth in our loan and deposit portfolios.” stated Tom Schneider, President and CEO. “This growth is primarily driven by our continued expansion and relationship building in the greater Syracuse market, particularly in serving the small business community.  There is a strong momentum in our growth pattern, which will be further stimulated by the opening of our Downtown Syracuse office in the second quarter.” Schneider added.

“While this growth continues to drive new revenue, the rate of expense growth has prevented this from translating into improved earnings.” Schneider continued, “This planned rate of expense growth, designed to enhance our capabilities in talent, technology, risk management and compliance is deemed to be temporary”, Schneider continued, “and we remain confident in our ability to drive our business model towards enhanced value.”

Income Statement

For the three months ended March 31, 2014, net interest income increased 4.6% to $4.0 million from the same prior year period. The largest impact on the improvement in net interest income stemmed from the $201,000 year over year first quarter reduction of interest expense due principally to higher rate maturing certificates of deposit and Federal Home Loan Bank borrowings replaced with similar products but at lower current market rates.  Interest income decreased between the same two time periods driven largely by the reduction in average balances and yield of residential mortgages.  Average balances decreased as a result of the Company’s sale of residential loans in the second quarter of 2013.  Net interest margin on a tax equivalent basis for the first quarter of 2014 increased to 3.48% from 3.40% for the comparable prior year period.

Noninterest income for the first quarter of 2014 was $826,000 as compared to $676,000 for the comparable prior year period due primarily to commissions generated by the Agency.  Service charges on deposit accounts also increased $24,000 or 9.4% between the year over year first quarter periods.

Noninterest expense for the first quarter of 2014 was $3.9 million as compared to $3.5 million for the first quarter of 2013.  This increase was principally due to an increase in personnel expenses driven by wage increases, salaries expenses of the Agency, and deferred compensation costs.  Additionally occupancy expenses increased $42,000 between the year over year first quarter time periods due, in part, to the periodic costs related to the maintenance and upkeep of the three properties purchased from the Company’s Mutual Holding Company in the fourth quarter of 2013.

For the first quarter of 2014, the Company recorded $245,000 in provision for loan losses as compared to $324,000 for the first quarter of 2013.  The Company required a larger provision in the first quarter of 2013 due to the specific reserve required from the addition of a large commercial relationship categorized as impaired during the first quarter of 2013.

Balance Sheet as of March 31, 2014

Total assets increased to $525.8 million at March 31, 2014 as compared to $503.8 million at December 31, 2013.  This increase of $22.1 million, or 4.4%, was primarily due to an increase in investment securities, combined with additional increases in loans, cash and equivalents, and bank owned life insurance.  Investment securities increased to $126.7 million at March 31, 2014 from $115.4 million at year end 2013 with the majority of the increase within the held-to-maturity portfolio.  Total loans increased $6.5 million, or 1.9%, centered largely in commercial real estate loans. The increase in bank owned life insurance is primarily the result of additional purchases of single premium life insurance policies on selected participants.  These purchases will assist in the funding of the company’s benefits under optional deferred compensation and supplemental executive retirement plans.

The increase in total assets was largely funded by increases in deposits within our market area, totaling $28.2 million and allowing the pay down of $7.0 million in short term borrowings at the Federal Home Loan Bank of New York.  Of the total increase in deposits, $24.8 million stemmed from increases within our existing municipal deposit relationships from seasonal tax collection activities.  The remaining increase was the result of the Company’s organic growth efforts within the retail and business market segments.

The Company’s shareholders’ equity increased $702,000 to $43.4 million at March 31, 2014.  This increase stemmed largely from a $413,000 increase in retained earnings, resulting from the first quarter net income less dividends declared, and a reduction of $223,000 in accumulated other comprehensive loss as the Company recorded an increase in market value of its available-for-sale investment portfolio.

Asset Quality

Several asset quality metrics worsened between December 31, 2013 and March 31, 2014.  The ratio of nonperforming loans to period end loans increased from 1.57% to 2.01% between these two time periods as two large commercial relationships totaling $2.6 million were identified as impaired, requiring an additional $339,000 in specific reserves.  As a result, the recorded investment in impaired loans at March 31, 2014 was $8.3 million as compared to $5.7 million at December 31, 2013.  The ratio of annualized net loan charge-offs to average loans increased from 0.15% for the full year 2013 to 0.33% for the first quarter of 2014.  Net loan charge-offs for the first quarter of 2014 were $287,000 as compared to $139,000 for the same prior year period.  Two thirds of the net loan charge-offs recorded in the first quarter of 2014 were in the commercial loans, lines, and real estate product classes, and were provided for within the provision for loan losses in prior periods.

Delinquency trends improved overall when comparing total past due loans as a percent of total loans at March 31, 2014 as compared to December 31, 2013.  Within the over 90 day category, however, the proportion of past due loans to total loans increased and is centered within the commercial product portfolio.  In contrast, within the residential loan and consumer loan product segments, all past due categories recorded an improvement in the proportion of past due loans to total loans between these same two time periods.  The ratio of the allowance for loan losses to period end loans decreased modestly from 1.48% at December 31, 2013 to 1.44% at March 31, 2014.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a branch office located in downtown Syracuse scheduled to open for business in the second quarter of 2014.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the Fitzgibbons Agency, LLC.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2014	2013

Condensed Income Statement
Interest and dividend income	$4,715	$4,741
Interest expense	695	896
Net interest income	4,020	3,845
Provision for loan losses	245	324
	3,775	3,521
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	821	608
Net gain on sales of securities,
loans and foreclosed real estate	5	68
Noninterest expense	3,907	3,505
Income before income taxes	694	692
Provision for income taxes	176	187

Net Income	$518	$505
Net Income attributable to noncontrolling interest	$29	$-
Net Income attributable to Pathfinder Bancorp Inc	$489	$505

Preferred stock dividends	-	-
Net income available to common shareholders	$489	$505

Key Earnings Ratios
Return on average assets	0.38%	0.41%
Return on average common equity	6.46%	7.19%
Return on average equity	4.52%	4.92%
Net interest margin (tax equivalent)	3.48%	3.40%

Share and Per Share Data
Basic weighted average shares outstanding	2,529,432	2,511,932
Basic earnings per share*	$0.19	$0.20
Diluted weighted average shares outstanding	2,551,447	2,511,932
Diluted earnings per share*	$0.19	$0.20
Cash dividends per share	$0.03	$0.03
Book value per common share at March 31, 2014 and 2013	$11.60	$10.71

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	March 31,	December 31,	March 31,
	2014	2013	2013
Selected Balance Sheet Data
Assets	$525,846	$503,793	$504,964
Earning assets	489,100	469,984	475,640
Total loans	348,142	341,633	338,944
Deposits	438,352	410,140	428,385
Borrowed funds	33,826	40,853	25,936
Allowance for loan losses	4,999	5,041	4,686
Junior subordinated debentures	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	43,414	42,712	41,049

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.33%	0.15%	0.17%
Allowance for loan losses to period end loans	1.44%	1.48%	1.38%
Allowance for loan losses to nonperforming loans	71.59%	94.22%	78.32%
Nonperforming loans to period end loans	2.01%	1.57%	1.77%
Nonperforming assets to total assets	1.46%	1.18%	1.26%

The information is preliminary and based on company data at the time of presentation.